Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Announces Second Quarter Fiscal 2023 Results

SAN DIEGO, CA, June 14, 2023 – RF Industries, Ltd. (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced results for its second fiscal quarter ended April 30, 2023.

Second Quarter Fiscal 2023 Highlights and Operating Results:

●	Net sales increased 3.7% to $22.3 million compared to the second quarter of fiscal 2022.
●	Backlog was $18.9 million at the end of the second quarter on bookings of $16.7 million. As of today, backlog stands at $17.6 million.
●	Gross profit margin was 27.4%, down 90 basis points from 28.3% in the second quarter of fiscal 2022, primarily related to lower revenue contribution from our small cell solutions.
●	Operating income was $489,000 compared to operating income of $746,000 in the second quarter of fiscal 2022, primarily related to lower gross profit from our small cell solutions.
●

Consolidated net income was $581,000, or $0.06 per diluted share, compared to net income of $503,000, or $0.05 per diluted share in the second quarter of fiscal 2022. This is primarily due to an income tax benefit of $164,000 compared to an income tax provision of $136,000.

●	Non-GAAP net income was $1.3 million or $0.13 per diluted share compared to non-GAAP net income of $1.6 million, or $0.16 per diluted share in the second quarter of fiscal 2022.
●	Adjusted EBITDA was $1.4 million compared to $2.0 million in the second quarter of fiscal 2022.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income" and "Unaudited Reconciliation of Net Income to Adjusted EBITDA" below for additional information.

Management Commentary

“We delivered a solid second quarter with revenue growing 4% year-over-year and 22% sequentially. During the quarter, we shipped a large quantity of Optiflex hybrid fiber cables and saw steady growth in our core interconnect products. Additionally, we worked through the inventory of delayed orders from the first quarter and reduced our total inventory by almost 3%. Topline growth and inventory management generated positive cash flow in the quarter. While the market for our core interconnect products remained solid in the quarter, we continued to experience cautious carrier capex spending, which we believe is creating short-term headwinds for our new small cell and Direct Air Cooling (DAC) solutions where we have been making considerable investments. These short-term headwinds dampened consolidated gross margins and EBITDA in the quarter,” said Robert Dawson, President and Chief Executive Officer of RF Industries.

“Looking ahead, we continue to see an inconsistent spending environment related to wireless carrier capex and we expect this to result in unpredictable timing of project-based bookings and shipments over the next few quarters. During the third quarter we have already booked meaningful new orders for both our DAC and small cell solutions. Many of these projects have been in our sales pipeline for several months, so even with carrier capex uncertainty, we believe we are seeing early signs of improvements in these markets. Additionally, we believe our expanded product offering and next-generation solutions present a significant opportunity to gain market share when carriers reinvigorate their buildouts. As we complete our facility moves and infrastructure investments, we believe that with a more efficient operation and disciplined expense management, combined with incremental sales from our higher value solutions and a more favorable product mix, we can drive increased gross margins and higher profitability in coming fiscal years,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, June 14, 2023, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2023 second quarter financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 346334.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 48386.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; the duration and continuing impact of the coronavirus pandemic on the global economy and our customers; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; and our ability to address the changing needs of the market. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	Investor Relations Contact: Financial Profiles, Inc. Jack Drapacz (310) 622-8230 John Brownell (310) 622-8249 RFIL@finprofiles.com

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2023	2022
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,326	$4,532
Trade accounts receivable, net	14,493	14,812
Inventories, net	20,386	21,054
Other current assets	1,823	5,849
TOTAL CURRENT ASSETS	41,028	46,247

Property and equipment, net	4,168	3,173
Operating right of use asset, net	12,408	13,480
Goodwill	8,085	8,085
Amortizable intangible assets, net	14,439	15,296
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	2,522	1,816
Other assets	295	295
TOTAL ASSETS	$84,119	$89,566

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$6,105	$5,652
Accrued expenses	5,373	8,814
Current portion of Term loan	2,424	2,424
Current portion of operating lease liabilities	1,692	1,887
Income taxes payable	298	759
TOTAL CURRENT LIABILITIES	15,892	19,536

Operating lease liabilities	14,493	15,025
Term Loan, net of debt issuance cost	11,929	13,136
TOTAL LIABILITIES	42,314	47,697

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,290,377 and 10,193,287 shares issued and outstanding at April 30, 2023 and October 31, 2022, respectively	103	102
Additional paid-in capital	25,634	25,118
Retained earnings	16,068	16,649
TOTAL STOCKHOLDERS' EQUITY	41,805	41,869

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,119	$89,566

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$22,298	$21,505	$40,642	$38,423
Cost of sales	16,178	15,425	29,435	28,259

Gross profit	6,120	6,080	11,207	10,164

Operating expenses:
Engineering	882	857	1,845	1,310
Selling and general	4,749	4,477	10,042	8,470
Total operating expenses	5,631	5,334	11,887	9,780

Operating income (loss)	489	746	(680)	384

Other expense	(72)	(107)	(225)	(102)

Income (loss) before provision (benefit) for income taxes	417	639	(905)	282
(Benefit) provision for income taxes	(164)	136	(324)	56

Consolidated net income (loss)	$581	$503	$(581)	$226

Earnings (loss) per share - Basic	$0.06	$0.05	$(0.06)	$0.02
Earnings (loss) per share - Diluted	$0.06	$0.05	$(0.06)	$0.02

Weighted average shares outstanding:
Basic	10,290,911	10,107,687	10,256,158	10,087,309
Diluted	10,327,271	10,243,636	10,256,158	10,229,704

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2023	2022	2023	2022
Net income (loss)	$581	$503	$(581)	$226
Stock-based compensation expense	230	168	441	307
Non-cash and other one time charges	89	637	533	1,371
Severance	-	-	50	-
Amortization expense	426	328	857	423
Non-GAAP net income	$1,326	$1,636	$1,300	$2,327

Non-GAAP net income per share:
Basic	$0.13	$0.16	$0.13	$0.23
Diluted	$0.13	$0.16	$0.13	$0.23

Weighted average shares outstanding
Basic	10,290,911	10,107,687	10,256,158	10,087,309
Diluted	10,327,271	10,243,636	10,307,036	10,229,704

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2023	2022	2023	2022
Net income (loss)	$581	$503	$(581)	$226
Stock-based compensation expense	230	168	441	307
Non-cash and other one time charges	89	637	533	1,371
Severance	-	-	50	-
Amortization expense	426	328	857	423
Depreciation expense	197	110	308	195
Other expense	72	107	225	102
(Benefit) provision from income taxes	(164)	136	(324)	56
Adjusted EBITDA	$1,431	$1,989	$1,509	$2,680